Exhibit 99.1

ProBility Media Corp Announces Corporate Updates

Company Settles Additional Debt & Issues Shares to Upstryve Shareholders

COCONUT CREEK, Fla., Sept. 21, 2021 /PRNewswire/ - ProBility Media Corp. (“ProBility” or the “Company”) (OTCPK: PBYA), an education company building the first online full-service training and career advancement brand for the skilled trades, today provides several corporate updates.

The Company continues to confirm that it is in compliance with OTC Markets and SEC rule 15c2-11 by being up to date with its filing obligations.

On August 31, 2021 ProBility closed on its acquisition of Upstryve Inc, a leading resource for tradespeople nationwide. The transaction included the issuance of 692,500,000 shares of restricted common stock to the shareholders of Upstryve. The Company strategically did not affect a reverse split of its common stock in connection with the acquisition and has continued to remain compliant with its SEC reporting obligations.

The Company is also continuing to settle convertible debt in exchange for the issuance of shares. The debt being settled was issued in 2017 and 2018. The settlement of debt has been a previously disclosed as a long term strategy to clean up the Company’s balance sheet.

Since June 2021 the Company announced a number of successful initiatives and contracts including;

●	Filing its 2021 Year End Financials which included reducing corporate debt by $8.1 million since 2018, eliminating a accumulated operating loss of $12.9 million in 2018, turning an operating profit in 2020 and 2021
●	Compliance with SEC rule 15c2-11 as a limited reporting company
●	Acquisition of Upstryve Inc, the global leader in online tutoring for the vocation industry, including announcing that the Company will not effectuate a reverse split for the transaction
●	The Company’s announcement of renaming the Company’s name from ProBility Media Corp to Upstryve which will be completed in the near future
●	Partnership Agreement with CM Labs and the Company’s subsidiary North American Crane Bureau (NACB) for the opportunity to sell CM Lab Simulators to its clients
●	North American Crane Bureau celebrating its 35-year anniversary
●	Partnership with Bizfluence Inc, an alternative social media platform for professionals, with Upstryve for its Enterprise direct messaging and community groups features for its clients.
●	New Customer Contracts for North American Crane Bureau including Ford, Tesla, BAE Systems, Dominion Energy and other Fortune 500 companies
●	New International partnerships in South America for NACB including four companies in Peru
●	Appointment of new corporate officers including a COO, CFO, CIO, CMO and CLO
●	Hiring of 154 Agency, a leading marketing and branding company, to manage the digital marketing, branding and social experience for the Company.

●	STEM Initiative with CPS Energy by Disco Learning Media, a Company subsidiary
●	Continued Expansion of partnership with Itron Inc with Company subsidiary, Disco Learning Media through 2024
●	Launch of a Pre-Apprenticeship Program for the trades through Upstryve
●	Published testing materials for electricians including wholesale sales to companies such as Wesco, Platt Electric, Consolidated Electrical Distributors, City Electric Supply, Rexel and Graybar
●	Increase of over 500% growth for One Exam Prep in its online learning and virtual programs as a result of Covid-19.

“We are proud of our recent accomplishments at the Company. Each and every team member has contributed towards the successful expansion and growth of the company.” Stated Noah Davis, President of ProBility Media Corp. “We have positioned the Company to be a leader in the virtual online learning, tutoring, training and test preparation in the vocational sector, a large untapped industry that has been slow to adopt virtual learning and technology.”

“Management and many of the Company’s employees have a vested interest in the success of the Company. The employee group has over a combined 1 billion shares of common stock which is restricted. Our investors have shown overwhelming support for our mission, path and successes. We are extremely grateful for this support.”

“We feel we are in the right place at the right time, investors are investing significant capital in online education and tutoring companies. We are a large niche that none of the other companies in the space are addressing the way ProBility and Upstrye are executing.” Continued Mr. Davis.

The Company plans to announce its First Quarter financial results on or before October 15, 2021 in continued compliance with OTC Markets.

About Upstryve Inc.

Upstryve is the only tutoring platform dedicated to providing aspiring professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. Its platform links aspiring trade professionals with expert trade tutors and instructors who have years of experience in the field. Students work with tutors who guide them through typical struggles and help them gain the confidence they need before exam day. Its instructors specialize in exam preparation for all construction and trades, National Trade Association Exams, Contractors, Electricians, Plumbing, HVAC, Engineering, Healthcare, Utilities and more. Upstryve offers existing industry experts to earn from three sources, hourly tutoring at their desired hourly rate, affiliated sales of study materials and the ability to publish study materials, test questions and specialized courses through its publishing platform. For more information, visit www.upstryve.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com